Exhibit (d)(4)
H.I.G. BAYSIDE DEBT & LBO FUND II
December 14, 2010
Wonder Holdings Acquisition Corp.
c/o H.I.G. Capital LLC
1001 Brickell Bay Drive
27th Floor
Miami, FL 33131
Attention: Brian Schwartz
     Re:     Equity Commitment
Ladies and Gentlemen:
     H.I.G. Bayside Debt & LBO Fund II, L.P., a Delaware limited partnership (“HIG”) intends to purchase equity securities of Wonder Holdings Acquisition Corp., a Delaware corporation (“Parent”), in connection with the acquisition (the “Acquisition”) by Wonder Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), of Matrixx Initiatives, Inc., a Delaware corporation (the “Company”), by (i) commencement of a tender offer for all of the outstanding Shares (the “Offer”) and (ii) if the Offer is completed on the terms and subject to the conditions set forth in the Merger Agreement, merging with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Merger Sub and the Company (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
     This is to advise you that, as a material inducement to the Company entering into the Merger Agreement, upon the terms and subject only to the conditions set forth below, HIG hereby irrevocably and absolutely commits to purchase equity of Parent for an aggregate amount of cash up to $75,188,696 (the “Equity Commitment”), upon the satisfaction or waiver of the following conditions: (a) with respect to the obligations to accept for payment and pay for any validly tendered and not properly withdrawn Shares (i) the execution and delivery of the Merger Agreement by the Company and (ii) the satisfaction, or waiver by Parent (with the prior written approval of HIG), of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Offer set forth in Exhibit A of the Merger Agreement, and (b) with respect to the Shares to be paid for at the time of the Merger, subject to the satisfaction or waiver by Parent (with the prior written approval of HIG) of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in Section 7.1 of the Merger Agreement. Notwithstanding any other provision of this letter to the contrary, the maximum liability of each of HIG and its Affiliates and other co-investors pursuant to this letter (including, without limitation, for breach of this letter or a breach of the Merger Agreement by Parent or Merger Sub) shall in no event exceed $75,188,696 in the aggregate for any reason. The maximum aggregate liability of HIG, Parent and Merger Sub under this letter, the Merger Agreement and the Limited Guarantee shall not exceed $75,188,696.

H.I.G. Bayside Debt & LBO Fund II, L.P.
December 14, 2010

     The Equity Commitment shall be made in two parts: (i) an amount up to the product of the Offer Price multiplied by the number of Shares validly tendered and not properly withdrawn pursuant to the Offer as provided in Section 1.1 of the Merger Agreement will be contributed on the Purchase Date to fund the payment for such Shares, and (ii) the remainder of the Equity Commitment will be contributed at the Effective Time to fund the acquisition of Shares in connection with the Merger and, in each case, the payment of related fees and expenses. HIG may allocate a portion of its investment to co-investors, including its Affiliates and partners, provided that such allocation shall not relieve HIG of its obligations hereunder. HIG may syndicate its rights and obligations hereunder to other Affiliates or equity co-investors, provided that HIG shall remain liable, as primary obligor and not merely as surety, for its obligations hereunder. Together with the Limited Guarantee, this letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between HIG or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. The amount of the Equity Commitment to be funded under this letter may be reduced in an amount specified by Parent (including by any equity or debt amounts funded to Parent other than by HIG, or borrowing of funds from a third party by Parent facilitated by HIG) but only to the extent that it will thereafter be possible for Parent to consummate the transactions contemplated by the Merger Agreement with HIG contributing less than the full amount of its Equity Commitment.
     HIG’s obligation under this letter is subject only to: (1) the terms of this letter and (2) the satisfaction or waiver of the conditions set forth in Exhibit A and Section 7.1 of the Merger Agreement.
     This letter and the Equity Commitment set forth herein may not be revoked or terminated and shall remain in full force and effect and shall be binding on HIG and its successors and permitted assigns until all of the obligations set forth herein have been satisfied in full; provided, however, that the obligations of HIG pursuant to this letter shall expire upon the earlier of (1) the valid termination of the Merger Agreement in accordance with its terms or (2) the Closing (as defined in the Merger Agreement); it being acknowledged and agreed, for the avoidance of doubt, that the termination of HIG’s obligations to fund the Equity Commitment will not affect the rights of Parent and the Company under the Limited Guarantee. Nothing set forth in this letter shall be construed to confer upon or give to any person other than Parent any rights or remedies under or by reason of this letter or to confer upon or give to any person any rights or remedies against any person other than the undersigned under or by reason of this letter; provided, however, that the Company (but for avoidance of doubt, not its shareholders) shall be an express third party beneficiary of this letter and this letter shall inure to the benefit of the Company (it being understood that the Company (but for the avoidance of doubt, not its shareholders) shall have the right to enforce HIG’s obligations hereunder directly against HIG). Neither the rights nor the obligations of HIG or Parent under this letter may be assigned, in whole or in part, directly or indirectly, by operation of law or otherwise, without the prior written consent of the other party to this letter and the Company. The obligation of HIG under this letter may be assigned by HIG to one or more of its affiliates and/or partners that agree to assume HIG’s obligations hereunder, provided that HIG shall remain primarily obligated to perform its obligations hereunder to the extent not performed by any such assignee.

H.I.G. Bayside Debt & LBO Fund II, L.P.
December 14, 2010

     HIG hereby represents and warrants to Parent as of the date hereof that (a) it has all limited partnership power and authority to execute, deliver and perform this letter; (b) the execution, delivery and performance of this letter by HIG has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of HIG are necessary therefor; (c) this letter has been duly and validly executed and delivered by HIG and constitutes a valid and legally binding obligation of HIG, enforceable against HIG in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (d) the execution, delivery and performance by HIG of this letter does not and will not (i) violate the organizational documents of HIG or (ii) violate any applicable law or judgment, order or decree of any governmental authority; and (e) HIG has the financial capacity to perform its obligations under this letter.
     Concurrently with the execution and delivery of this letter, HIG is executing and delivering to the Company a limited guarantee, dated as of the date hereof, related to Parent’s and Merger Sub’s obligations pursuant to the terms and conditions of, and subject to the limitations of, the Merger Agreement (the “Limited Guarantee”). The Company’s remedies against HIG under the Limited Guarantee and this letter shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company and its Affiliates against (i) HIG and (ii) any former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than Parent, Merger Sub and their respective successors and permitted assigns), members, managers, general or limited partners or assignees of HIG, or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (those persons and entities described in clause (ii) (other than Parent, Merger Sub and their respective successors and permitted assigns) each being referred to as a “Non-Recourse Party”) in respect of any liabilities or obligations arising under, or in connection with, this letter or the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by HIG’s breach of its obligations under this letter. The maximum aggregate liability of HIG, Parent and Merger Sub under this letter, the Merger Agreement and the Limited Guarantee shall not exceed $75,188,696.
     In consideration of the commitments contained herein, whether or not the Merger is consummated, Parent agrees to promptly pay, or cause to be paid (but solely to the extent any such payment does not affect Parent’s or Merger Sub’s ability to perform their obligations under the Merger Agreement) upon receipt of any request therefore, all reasonable out-of-pocket expenses incurred by HIG in connection with its evaluation of, negotiations regarding and documentation for the transactions referenced herein, including, without limitation, expenses of counsel, accountants and other advisors.

H.I.G. Bayside Debt & LBO Fund II, L.P.
December 14, 2010

     Notwithstanding anything that may be expressed or implied in this letter, Parent acknowledges and agrees that (a) recourse against HIG under this letter, subject to the limitations set forth herein, shall be the sole and exclusive remedy of Parent in respect of any liabilities or obligations arising under, or in connection with, this letter or the transactions contemplated hereby and (b) notwithstanding that HIG is a partnership, no recourse or personal liability whatsoever hereunder or under any documents or instruments delivered in connection herewith, or for any claim based on, in respect of or by reason of such obligations or by their creation, may be had against any officer, agent or employee of HIG or its co-investors or any director, officer, employee, partner, affiliate, assignee or representative of the foregoing (any such person or entity, a “Representative”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law and (c) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by HIG’s co-investors or Representatives under this letter or any documents or instruments delivered in connection herewith or with the Merger Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.
     This letter, and all claims and causes of action arising out of, based upon, or related to this letter or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any action arising out of or relating to this letter, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this letter, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this letter shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
     HIG hereby acknowledges and agrees that (i) irreparable damage would occur to Parent and the Company in the event that any of the provisions of this letter were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that, without prejudice to any rights to judicial relief it may otherwise have, Parent and, as a third party beneficiary, the Company, shall be entitled to an injunction or injunctions to prevent breaches of this letter and to enforce specifically the terms and provisions of this letter, without bond or other security being required and that HIG will not oppose the granting of such relief on the basis that Parent and/or the Company has an adequate remedy at law or that granting such relief would otherwise be inequitable.

H.I.G. Bayside Debt & LBO Fund II, L.P.
December 14, 2010

     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER, THE MERGER AGREEMENT, THE GUARANTEE OR THE ACTIONS OF HIG OR PARENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
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H.I.G. Bayside Debt & LBO Fund II, L.P.
December 14, 2010

     If this letter is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours, H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.
By: H.I.G. Bayside Advisors II, LLC
Its: General Partner

By: H.I.G.-GPII, Inc.
Its: Manager

By:	/s/ Richard H. Siegel
	Name:	Richard H. Siegel
Its: Vice President and General Counsel

HIG Equity Commitment Letter

H.I.G. Bayside Debt & LBO Fund II, L.P.
December 14, 2010

Accepted and agreed as of the date first written above: WONDER HOLDINGS ACQUISITION CORP.
By:	/s/ Brian D. Schwartz
	Name:	Brian D. Schwartz
	Title:	President

HIG Equity Commitment Letter